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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT

     The following is a subsidiary of Oneida Financial Corp. following the
Reorganization:


     Name                                    State of Incorporation
     ----                                    ----------------------

     The Oneida Savings Bank                 New York